Exhibit 10.26(f)

                FOURTH AMENDMENT TO LOAN AGREEMENT


     THIS FOURTH AMENDMENT TO LOAN AGREEMENT (this "Amendment") is entered into as of January 12, 1996, by and between IOMEGA
CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO
BANK, NATIONAL ASSOCIATION ("Lender").

                             RECITALS
     WHEREAS, Borrower is currently indebted to Lender pursuant to the terms and conditions of that certain Loan Agreement between Borrower and Lender dated as of July 5, 1995, as amended ("the Loan Agreement").
     WHEREAS, Lender and Borrower have agreed to certain changes in the terms and conditions set forth in the Loan Agreement and have agreed to amend the Loan Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Loan Agreement shall be amended as follows:
     1. Clause 2.1(a)(iv) of the Loan Agreement (added via the Second Amendment) is hereby amended to read as follows:
          "(iv)     up to and including the earliest to occur of:
          (A) receipt by Borrower of funds from a secondary public offering of common stock, (B) April 12, 1996, or (C) a date on which Overadvance has been paid down to zero and Lender receives written notice from Borrower of cancellation of Overadvance, (which such earliest date referred to as the "Overadvance Maturity Date"), an amount equal to ten percent (10%) of Borrower's net borrowing base in effect from time to time, as determined by Lender based on Lender's review of Borrower's Collateral Activity Report."

     2. The outstanding principal balance of Overadvances shall be due and payable in full on the Overadvance Maturity Date. All terms and conditions of the Facility A Revolving Credit Note, other than those which are expressly inconsistent with the terms of this Amendment, continue to be applicable to Overadvances.
     3. Borrower shall pay a non-refundable fee of $12,000.00, for each 30-day period or partial period during which the Overadvance is available or any liabilities under the Overadvance remain outstanding, which fee shall be due and payable beginning January 16, 1996 and, if applicable, February 16, 1996 and March 16, 1996, in consideration for Lender's agreement set forth herein.
     4. Except as specifically provided herein, all terms and conditions of the Loan Agreement remain in full force and effect, without waiver or modification. All terms defined in the Loan Agreement shall have the same meaning when used in this Amendment. This Amendment and the Loan Agreement shall be read together, as one document.
     5. Borrower hereby remakes all representations and warranties contained in the Loan Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Loan Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                   WELLS FARGO BANK,
IOMEGA CORPORATION              NATIONAL ASSOCIATION


By:  /s/ Jerol S. Garner                 By:  /s/ Michael P. Baranowski

Title:    Assistant Treasurer            Title:    Vice President